Exhibit 99.1

Bioengineered Organ Implant Developer HART Names

Accomplished Biotechnology Executive Dr. Blaine McKee to its Board

Holliston, MA - March 10, 2016 - Harvard Apparatus Regenerative Technology, Inc. (Nasdaq: HART), a biotechnology company developing bioengineered organ implants for life-threatening conditions of the esophagus, trachea and bronchus, today announced the appointment of Blaine McKee, Ph.D., Senior Vice President and Head of Transactions at Shire plc, to HART’s Board of Directors. Dr. McKee has also been named to the Board’s Audit Committee, bringing HART back into compliance with the Nasdaq Capital Market’s requirement for audit committee composition.

Dr. McKee is a broadly skilled senior executive with over 20 years leadership experience in global biotechnology business development. Dr. McKee joined Shire in 2014 to lead its business development function. He was previously EVP and Chief Business Officer at 480 Biomedical, following 15 years at Genzyme Corporation, where he served as SVP of Strategic Development, leading global business development for the Organ Transplant, Oncology and Multiple Sclerosis business units. Dr. McKee successfully grew the oncology business at Genzyme from an early-stage research operation to a competitive and sustainable oncology and solid organ transplantation franchise, with global revenues of approximately $700M in 2011.

With extensive background in science, finance and strategy, Dr. McKee will help guide HART’s development activities including its current focus on completing an Investigative New Drug (IND) application to the U.S. Food and Drug Administration (FDA) to initiate human clinical trials for HART's newly developed Cellframe™ technology for organ implants. Key large-animal data for HART’s Cellframe technology was first announced in November 2015. HART is now anticipating a read out of additional large-animal data in early May, resulting from its research collaboration with Mayo Clinic. These data are expected to confirm the regeneration seen in November and support the IND filing and orphan drug submission.

Dr. McKee said, “I am very excited to be working with the HART team. I look forward to supporting their efforts in bringing novel regenerated organ implant solutions to patients, generally with life-threatening conditions, who have few if any options other than radical surgeries, often with severe ongoing complications and quality of life impact.”

HART’s CEO, Jim McGorry, commented, “We are extremely pleased to bring Blaine and his extensive biotechnology industry expertise to HART’s Board. He possesses significant scientific depth and strategic planning acumen that should complement and strengthen our Board in meaningful ways.”
Dr. McKee earned a Ph.D. degree in organic chemistry from Massachusetts Institute of Technology, an MBA from MIT Sloan School of Management, and a Bachelor’s degree in chemistry from Colorado State University.

About HART: (www.hartregen.com)
Harvard Apparatus Regenerative Technology (HART) is developing bioengineered organ implants utilizing the recipient’s own stem cells to treat life-threatening conditions. HART has developed and begun testing a new technology platform to create organ implants to replace diseased or damaged portions of the esophagus, trachea or bronchus to restore function.

HART’s novel Cellframe technology platform utilizes new materials and methods of construction, and a different type and concentration of the patient’s own stem cells and certain other improvements to address the needs of affected patients. This new platform is currently being tested and developed further in a large-animal collaborative study with Mayo Clinic. HART is working to refine its new platform and to develop compelling data to pursue its goals of filing an Investigational New Drug (IND) application with the U.S. Food and Drug Administration in late 2016 to initiate clinical trials for one of its three product candidates and compassionate use implantation surgeries.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to the development expectations and regulatory approval of any HART products by the FDA, EMA, MHRA or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; or success with respect to any collaborations, clinical trials and other development and commercialization efforts of HART products, including those pertaining to the airway or esophagus, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, our ability to obtain and maintain regulatory approval for the our implant products, bioreactors, scaffolds and other devices and product candidates we pursue; plus other factors described under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 or described in our other public filings. Our results may also be affected by factors of which we are not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Harvard Apparatus Regenerative Technology expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contacts:

Tom McNaughton

Chief Financial Officer

774-233-7321

David Collins, Bill Jones, Helen Sun

Catalyst Global LLC

212-924-9800

hart@catalyst-ir.com

Twitter: @HART_IR_TEAM

StockTwits: HART Investor Relations